EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010, with respect to the consolidated financial statements of American Shared Hospital Services which report appears in the Annual Report on Form 10-K of American Shared Hospital Services for the year ended December 31, 2009.

/s/ Moss Adams LLP

Stockton, California
November 16, 2010